As filed with the Securities and Exchange Commission

on April 28, 2003

Registration No. 333-36214

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Alcoa Corporate Center,

Pittsburgh, Pennsylvania 15212-5858

(Address of principal executive office, including zip code)

REYNOLDS METALS COMPANY SAVINGS AND INVESTMENT PLAN FOR SALARIED EMPLOYEES

REYNOLDS METALS COMPANY SAVINGS PLAN FOR HOURLY EMPLOYEES

EMPLOYEES SAVINGS PLAN

(Full Title of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue,

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

EXPLANATORY NOTE

Under a Registration Statement on Form S-8 (Registration No. 333-36214) (the “Registration Statement”), Alcoa Inc., a Pennsylvania corporation (the “Registrant”), offered for sale 400,000 shares of its common stock, par value $1.00 per share (the “Common Stock”) under the Reynolds Metals Company Savings and Investment Plan for Salaried Employees (the “Salaried Employees Plan”), the Reynolds Metals Company Savings Plan for Hourly Employees and the Employees Savings Plan. The Registrant hereby amends the Registration Statement by filing this Post-Effective Amendment No. 1.

Effective May 2, 2002, the Salaried Employees Plan and the Employees Savings Plan were merged with and into the Alcoa Savings Plan for Non-Bargaining Employees.

As a result of these mergers, the offering described in the Registration Statement under each of the Salaried Employees Plan and the Employees Savings Plan has been terminated. This Post-Effective Amendment is being filed solely to remove from registration any shares of Common Stock offered under the Registration Statement under the Salaried Employees Plan or the Employees Savings Plan that remained unsold at the termination of the offering.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 and the provisions of Rule 478 of the Securities and Exchange Commission promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 28th day of April, 2003.

ALCOA INC.

By     /S/ LAWRENCE R. PURTELL

Lawrence R. Purtell

Executive Vice President and General Counsel

(Agent for Service named in the Registration Statement)